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                     PRIME LANDLORD: Solow Management Corp.
                  LANDLORD: joan and david helpern incorporated
                             TENANT: Hoover's, Inc.

          A portion of Floor 6,4 West 58th Street - New York, New York

                                    SUBLEASE
                       Execution Date: As of July 23, 1999

         Reference is made to a certain Lease ("Lease") dated as of July 12, 1985, as amended by an Amendment of Lease dated as of January 1, 1994, originally between Solow Management Corp. ("Prime Landlord"), as landlord, and North Pearl St. Shoes, Inc., as tenant, with respect to premises ("Prime Premises") consisting of the entire sixth (6th) floor of 4 West 58th Street, New York (the "Building"). joan and david helpern incorporated ("Landlord") has succeeded to the interest of the tenant under the Lease.

         WHEREAS. Landlord desires to sublease a portion or the Prime Premises to Hoover's, Inc. ("Tenant"), consisting of approximately 3,500 square feet of floor area (the "Premises");

         WHEREAS, Tenant desires to sublease the Premises from Landlord;

         NOW THEREFORE, in consideration of the rents to be paid by Tenant to Landlord and the full and complete performance of all terms, covenants and conditions herein contained to be performed by Landlord and Tenant, the parties hereto hereby agree as follows:

         1.       PREMISES

         1.1 The Premises consist of a portion of the sixth (6th) floor of 4 West 58th Street, New York, New York, containing approximately 3,500 square feet of floor area, and being substantially as shown on Exhibit A attached hereto and incorporated by reference herein. Landlord hereby demises and leases to Tenant, and Tenant hereby hires and takes from Landlord, the Premises. The demise of the Premises shall be upon all of the same terms and conditions of the Lease (i.e. the rights and benefits of Prime Landlord under the Lease shall redound to Landlord hereunder and the covenants and obligations of the party-tenant under the Lease with respect to the Premises shall be assumed and performed by Tenant hereunder), except to the extent inconsistent with the provisions of this Sublease or the state of facts contemplated hereby. As between Landlord and Tenant, in the event of any conflict between the terms of this Sublease and the terms of the Lease, the terms of this Sublease shall control.







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         1.2      INAPPLICABLE OF LEASE

         The following provisions of the Lease shall have no force or effect or applicability to this Sublease:

                  Rider to Lease, Section 44
                  Rider to Lease, Section 50; and
                  Rider to Lease, Section 51 B.

         1.3      DEFINITIONS

         Any terms used herein shall have the same definition as used in the Lease except as follows and except as otherwise hereinafter set forth:

         Landlord:                          joan and david helpern incorporated.

         Tenant:                            Hoover's. Inc., a Delaware
                                            corporation.

         Term Commencement Date:            August 15, 1999 (subject to the
                                            Approval Condition).

         Termination Date:                  December 30, 2003.

         Rent Commencement Date:            Thirty (30) days after the Term
                                            Commencement Date (provided,
                                            however, a separate electrical
                                            payment in the amount of $802.08 per
                                            month shall be due and payable for
                                            the one (1) month period prior to
                                            the Rent Commencement Date).


         Term of this Sublease:             The period of time from and after
                                            the Term Commencement Date through
                                            the Termination Date.


         Yearly Base Rent:                  Subject to rent escalations herein
                                            provided, yearly base rent shall be
                                            calculated at the rate of
                                            $147,000.00 per annum, and payable
                                            at the rate of $12,250.00 per month
                                            (and proportionately at such rate
                                            for any partial month).


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         Approval Condition:                The obtaining by Landlord of
                                            approval of this Sublease from Prime
                                            Landlord. In the event the Approval
                                            Condition is not satisfied on or
                                            before October 1, 1999, this
                                            Sublease shall automatically
                                            terminate and be of no further force
                                            or effect. Landlord agrees to submit
                                            this Sublease to the Prime Landlord
                                            promptly following its execution by
                                            Landlord and Tenant.

         2.       TERM

         The Term of this Sublease shall commence on the Term Commencement Date and shall terminate on the Termination Date.

         3.       CONDITION OF PREMISES

         Tenant shall take the Premises "as-is", in the condition in which the Premises are in as of the Execution Date of this Sublease, without any obligation on the part of Landlord to prepare or construct the Premises for Tenant's occupancy. Except as otherwise expressly provided herein, Tenant acknowledges that Landlord has made no representations or warranties as to whether the Premises are in compliance with applicable laws, ordinances or regulations. Landlord represents that as of the Term Commencement Date, the existing HVAC and electrical systems serving the Premises will be in working order.

         4.       YEARLY BASE RENT

         Commencing as of the Rent Commencement Date and continuing thereafter throughout the term of this Sublease, Tenant shall pay to Landlord on the first day of each calendar month, the monthly amounts of Yearly Base Rent set forth above, without offset, abatement, deduction, or demand. Notwithstanding anything to the contrary set forth herein, provided Tenant is not then in default of its obligations hereunder, monthly payments of Base Rent (but not any additional charges payable hereunder) shall abate during the months of June 2000, April 2001 and February 2002.

         All Yearly Base Rent and other charges due under the Sublease shall be paid to Landlord at the office of Landlord at the Building, or at such other address as Landlord may designate in writing to Tenant. Tenant's obligation to make such payments shall survive the Termination Date, or sooner termination of this Sublease. All costs and expenses which Tenant assumes or agrees to pay pursuant to this Sublease shall be deemed to be rent and, in the event of non-payment, Landlord shall have all the rights and remedies set forth in the Lease in the case of

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non-payment of Yearly Base Rent. To the extent Landlord is charged for any additional service by Prime Landlord in respect of the Premises, Tenant shall pay such additional service to Landlord as additional rent.

         5.       ELECTRICITY, REAL ESTATE TAXES AND WAGE RATE INCREASES

         5.1 Electric energy will be provided to the Premises in accordance with Section 35 of the Lease, except that the annual rate of electricity rent payable by Tenant shall not be less than $2.75 per square foot per annum, subject to increase as set forth in the Lease. The Yearly Base Rent set forth in this Sublease includes, as electricity rent, $9,625.00 (or $2.75 per square foot of rentable area of the Premises); provided, however, during the months of August, 1999, June, 2000, April 2001 and February, 2002, Tenant shall be responsible for a separate monthly electric charge. Tenant's annual electricity charge shall be subject to redetermination as provided in the Lease.

         5.2 Tenant shall be responsible for its pro rata share of increases in real estate taxes payable by Landlord as provided in Section 39 of the Lease; provided, however, the "Base Tax", for the purposes of this Sublease, shall mean the taxes for the tax year July 1, 1999 through June 30, 2000. For the purposes of calculating Tenant's share of taxes payable by Landlord, Tenant's proportionate share shall be 58.33%.

         5.3 Tenant shall be responsible for payments due in connection with increases in the Wage Rate, as set forth and defined in Section 40 of the Lease; provided, however, (a) the "Base Wage Rate" shall mean the Wage Rate in effect on December 31, 1999, and (b) the Yearly Base Rent shall increase by $.0075 per square foot for each $.01 increase in the Wage Rate of the Base Wage Rate.

         6.       ASSIGNMENT AND SUBLETTING

         Tenant shall have no right to assign or hypothecate this Sublease, or any portion herein, or to sublet the Premises, or any portion thereof, without the express written consent of Landlord, which consent shall not be unreasonably withheld or delayed. It is understood and agreed that (i) Landlord's right to review any such transfer shall be consistent with the Prime Landlord's rights under Article 11 and Section 44 of the Rider to Lease; and (ii) any such transfer shall be subject to the approval of the Prime Landlord as set forth in the Lease.

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         7.       TENANT'S LIABILITY INSURANCE AND INDEMNITY

         Tenant's Comprehensive General Liability insurance which Tenant is required to maintain throughout the term of this Sublease pursuant to Section 48 of the Lease, shall name Landlord and Prime Landlord as additional insured parties.

         Tenant's indemnity, pursuant to Section 38 of the Lease, shall run in favor of both Prime Landlord and Landlord.

         Tenant shall carry all insurance with respect to the Premises required pursuant to Sections 47D and 48 of the Lease.

         8.       TENANT'S RISK

         Wherever the term "Landlord" is used in Section 48B of the Least, such term shall be deemed to refer to Landlord and Prime Landlord.

         9.       TENANT'S ALTERATIONS

         Prior to making any alterations to the Premises, Tenant shall submit plans and specifications to Landlord for its review and approval (and for the Prime Landlord's approval, to the extent required by the terms of the Lease). All such alterations shall be subject to all terms and conditions of the Lease. If Tenant shall make any alterations to the Premises then Landlord may elect, at the time that it approves Tenant's plans for the same, if leaving any of same would render the Premises unmarketable or would materially increase the cost of either demolishing the Premises or making it ready for another tenant/subtenant, to require the Tenant at the expiration or sooner termination of the term of this Sublease to remove those alterations which would render the premises unmarketable or would materially increase the cost of either demolishing the Premises or making it ready for another tenant/subtenant and repair any damage caused by such removal. Subject to the immediately preceding sentence, Tenant shall remove such alterations and additions made by Tenant and all of its personal property and shall repair any damages to the Premises or the Building caused by their installation or by such removal. Landlord agrees to use reasonable efforts to obtain listings for Tenant in the building directory located on the first floor of the Building. Tenant shall be entitled to Tenant's proportionate share of the total listings available to Landlord (provided Landlord obtains all necessary approvals for such listings).

         10.      NONRECOURSE PROVISIONS

         In no event shall Landlord (or any of the officers, trustees. directors, partners, beneficiaries, joint venturers, members, stockholders or other principals or representatives, and the like, disclosed or undisclosed, thereof) ever be personally liable for any obligations of

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Landlord under this Sublease. Notwithstanding anything to the contrary set forth herein, Landlord (but not any officer, trustee, director, partner, beneficiary, joint venturer, member, stockholder or other principal or representative, and the like, disclosed or undisclosed, thereof) shall be liable for up to $100.000.00 ("Recourse Amount") of any final, unappealable (or unappealed) judgment against Landlord in favor of Tenant resulting from the termination of this Sublease due solely to Landlord's default under the Lease. The Recourse Amount shall be decreased by $20,000 on January 1 of each calendar year during the Term of this Sublease.

         11.      NOTICES

         Any notices required or permitted to be sent to the parties, hereto shall be sent to the following addresses unless and until either party gives written notice to the other party of any change in such addresses:

         To Landlord:                       joan and david helpern incorporated
                                            4 West 58th Street
                                            New York, New York 10019
                                            Attention: Mr. Michael Lichtenstein


         with a copy to:                    joan and david helpern incorporated
                                            1935 Revere Beach Parkway
                                            Everett, Massachusetts 02149
                                            Attention: Mr. Ronald F. Cafarella


         To Tenant:                         Hoover's Inc.
                                            4 West 58th Street
                                            Sixth Floor
                                            New York, New York 10019


         with a copy to:                    Hoover's Inc.
                                            1033 La Posada Drive
                                            Suite 250
                                            Austin, TX 78752


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         12.      LEASE

         12.1     SUBORDINATION OF SUBLEASE TO LEASE

         This Sublease shall, in all respects, be subject to and subordinate to the Lease, and the rights of Prime Landlord thereunder. Without limiting the foregoing, neither Landlord nor Tenant shall take any action which shall violate the covenants and restrictions binding Landlord as party-tenant under the Lease.

         12.2     LANDLORD'S CONSENT

         Wherever Landlord's consent or approval is required or requested under this Sublease, the consent or approval, as the case may be, of Prime Landlord shall also be required, and it shall be deemed to be a reasonable reason for withholding Landlord's consent or approval, as the case may be, if Landlord is unable to obtain all of such consents or approvals. Landlord agrees to use reasonable efforts to obtain such consents or approvals provided however, that in using such reasonable efforts (i) Landlord shall in no event be required to spend any amount to obtain such consent or approvals, and (ii) Landlord shall not be required to adversely affect its economic or leasehold position in order to obtain such consents or approvals.

         12.3     OBLIGATIONS OF THE PARTIES

         Tenant hereby agrees to perform all of the obligations imposed on Landlord as party-tenant under the Lease except for the payment or Yearly Base Rent, electricity charges, real estate taxes and wage rate escalation in respect of Tenant's Premises, the terms for which are expressly provided for herein. Landlord shall have no obligations or liabilities under this Sublease except as provided in the following sentence and as otherwise expressly provided in this Sublease. Provided that Tenant is not in default hereunder, Landlord hereby agrees to

         (a) pay all Yearly Base Rent and other charges payable to the Prime Landlord under the Lease; and

         (b) use reasonable efforts to cause the Prime Landlord to perform all of the obligations imposed upon the Prime Landlord under the Lease.

         Tenant acknowledges and agrees that Landlord shall have no liability or obligation to Tenant based upon any representation or warranty made by Prime Landlord to Landlord under the Lease or based upon any act or omission of Prime Landlord or the agents, employees or contractors of Prime Landlord. Without limiting the foregoing, Landlord shall have no liability to Tenant, and Tenant's obligation to pay rent and other charges due under this Sublease shall not be reduced or abated, in the event that Prime Landlord fails to provide any

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service to perform any maintenance or repairs, or to perform any other obligation which Prime Landlord is required to provide or to perform pursuant to the Lease.

         13.      WAIVER OF SUBROGATION

         Without limiting Tenant's obligations under Section 48 of the Lease, Tenant will cause each insurance policy carried by it insuring the Premises as well as the contents thereof, including trade fixtures and personal property, against loss by fire or any of the casualties covered by standard extended coverage to be written in such a manner as to provide that the insurer waives all right of recovery by way of subrogation against Prime Landlord or Landlord in connection with any loss or damage covered by such policy. Prime Landlord or Landlord shall not be liable to Tenant for any loss or damage caused by fire or any of the casualties covered by standard extended coverage

         14.      BROKERAGE

         Tenant warrants and represents that Tenant has dealt with no broker or consultant in connection with the consummation of this Sublease other than Douglas Elliman Commercial ("Elliman") and Landers Commercial Real Estate, Inc. ("Landers"), and in the event of any brokerage claims against Landlord made by anyone other than Elliman and Landers predicated upon prior dealings with Tenant, Tenant agrees to defend the same and indemnify Landlord against any such claim. Landlord shall be responsible to Elliman and Landers for all brokerage fees due Elliman and Landers in connection with the execution of this Sublease, all as set forth in separate written agreements with Elliman and Landers.

         15.      APPROVAL CONDITION

         This Sublease shall be void and without force or effect unless and until the Approval Condition, as defined in Section 1.3 hereof, has occurred.

         16.      SECURITY DEPOSIT

                  Tenant agrees to pay to Landlord, upon execution and delivery of this Sublease, the sum of ONE HUNDRED FIFTY-SIX THOUSAND SIX HUNDRED TWENTY-FIVE and 00/100 DOLLARS ($156,625.00) as a security deposit hereunder, and that Landlord shall hold the same throughout the term of this Sublease as security for the performance by Tenant of all obligations on the part of Tenant to be kept and performed. Landlord shall have the right from time to time, without prejudice to any other remedy Landlord may have on account thereof, to apply such deposit, or any part thereof, to Landlord's damages arising from any default on the part of Tenant. Should the entire security deposit, or any portion thereof, be applied by Landlord in accordance with the provisions hereof, Tenant shall forthwith upon demand pay to Landlord

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an amount sufficient to restore such security deposit to the original amount specified herein. Landlord shall have the same rights and remedies for the non-payment by Tenant of any amounts due on account of the security deposit as Landlord has hereunder for the failure of Tenant to pay the yearly base rent. Tenant not then being in default, Landlord shall return the deposit, or so much thereof as shall not have theretofore been applied in accordance with the terms of this sublease, to Tenant on the expiration or earlier termination of the term of this sublease and performance by Tenant of all the obligations of Tenant to be performed hereunder, including, without limitation, the surrender of possession of the Premises in compliance with the provisions hereof and the payment of all amounts to be paid by Tenant. However, if the determination of any amount to be paid by Tenant to Landlord, is not made at the expiration or earlier termination of this lease, Landlord may retain such portion of the security deposit as Landlord believes in the exercise of Landlord's good faith judgment is an appropriate reserve against such future liability of Tenant and return only the balance of such deposit pending the final determination and payment of all such amounts by Tenant to Landlord. While Landlord holds such deposit, Landlord shall have no obligation to pay interest on the same, unless required so to do by applicable law, and shall have the right to commingle the same with Landlord's other funds. If Landlord conveys Landlord's interest under this Sublease, the deposit, or any part thereof not previously applied, may be turned over by Landlord to Landlord's grantee, and if so turned over, Tenant agrees to look solely to such grantee for proper application of the deposit and the return thereof in accordance herewith. The holder of a mortgage on property which includes the Premises shall never be responsible to Tenant for the return or application of any such deposit, whether or not such holder succeeds to the position of Landlord hereunder, unless such deposit shall have been received in hand by such holder.

                  Anything in this Section 16 to the contrary notwithstanding, Tenant shall have the right to provide in lieu of the foregoing cash security deposit an irrevocable letter of credit in favor of Landlord in the amount of $156,625.00, expiring no earlier than January 31, 2004, provided the form thereof and the bank issuing the letter of credit are satisfactory to Landlord. If, despite Tenant's best efforts, Tenant is only able to obtain a letter of credit having a maturity date before January 31, 2004, such letter of credit shall be replaced or renewed at least sixty (60) days prior to its date of expiration; if such replacement or renewal is not provided, Landlord may draw down upon such letter of credit in full and may hold the amount drawn down as a cash security deposit under the provisions of this Section. Without limiting the generality of the foregoing, the letter of credit shall be unconditional except for the following condition: "Drafts will be accompanied by the written statement of joan and david halpern incorporated, that it is entitled to draw hereunder pursuant to the provisions of Section 16 of that Sublease, dated July _, 1999, with Hoover's, Inc., as Tenant, relating to premises at 4 West 58th Street, New York, New York" and, by the terms of said letter of credit, Landlord shall be entitled to draw against said letter of credit on sight. Landlord shall be entitled so to draw the whole or any portion of the amount of said letter of credit as aforesaid (and thereafter treat the amount so drawn as a cash security deposit hereunder) if the Tenant is not entitled pursuant to the provisions hereof to the

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return of said letter of credit by the date which is thirty (30) days prior to the expiration date thereof or if the Tenant otherwise defaults in any of its obligations hereunder.

         Provided Tenant is not then (and has not previously been) in default of its obligations under this Sublease, the security Deposit shall be reduced to (i) $117,468.75 on August 1, 2000, and (ii) $78,312.50 on August 1, 2001,

         17.      END OF TERM; HOLDING OVER

         Tenant covenants and agrees to vacate and surrender the Premises to Landlord, in broom clean condition, free of personal property, furniture and fixtures, on or before expiration or the earlier termination of the term of this Sublease, as the case may be. Any holdover by Tenant shall, at Landlord's option, be treated as a daily tenancy at sufferance at a daily rate based upon twice the rental rate payable by Landlord to Prime Landlord in respect of such hold over period, and shall otherwise be on the terms and conditions of this Sublease so far as the same may be applicable. In addition, Tenant shall indemnify, defend, and hold Landlord harmless from and against any loss, cost or damage arising from Tenant's breach of its obligation to deliver the Sublease Premises to Landlord on a timely basis in accordance with this Section 17 (including, without limitation, any charges which Landlord may owe to Prime Landlord pursuant to the Lease as the result of such hold-over).

         18.      TIME PERIODS

         Recognizing that the relationship between Landlord and Tenant is a sublease and that, in the event of an action required or failed to be taken by Tenant hereunder may place Landlord in default of its obligations under the Lease, the parties hereby agree that Tenant shall have a shorter period of time to cure its defaults and to exercise its rights under the Sublease than Landlord has under the Lease. Therefore, and without limiting the foregoing, the following time periods shall be applicable under this Sublease.

         1. MONETARY DEFAULT: Replace the ten (10) day periods in Sections 34C(7)(a), and 34C(8)(a) with a five (5) day period.

         2. NON-MONETARY DEFAULT: Replace the twenty (20) day period in
Section 34C(7)(b) with a fifteen (15) day period.

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         19.      ENTIRE AGREEMENT

         This Sublease represents the entire agreement between Landlord and Tenant, and may be modified or amended only by an instrument in writing executed by both parties.

         EXECUTED UNDER SEAL as of the date first above-written.

LANDLORD:                                            TENANT

joan and david helpern, incorporated                 HOOVER'S, INC.




By:                                                  By:
   ----------------------------                         ------------------------
   Its                                                  Its
   Hereunto duly authorized                             Hereunto duly authorized


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